Exhibit 99.1

Kraft Adjusted EBITDA reconciliation

$ millions
	FY 2012	FY 2013	FY 2014	Q1 2014	Q1 2015	LTM (ending Q1 2015)
Net earnings	$1,642	$2,715	$1,043	$513	$429	$959
Interest expense, net	238	475	475	119	118	474
Provision for income tax	811	1,375	363	275	204	292
Depreciation, including accelerated depreciation for restructuring	428	393	384	96	102	390
Amortization	—	—	1	—	—	1

EBITDA	$3,119	$4,958	$2,266	$1,003	$853	$2,116

Merger related costs	—	—	—	—	17	17
Restructuring & related charges, excluding accelerated depreciation (a)	233	261	71	14	21	78
Mark to market accounting impacts	176	(1,660)	1,180	(58)	68	1,306
Other (income)/expense, net (b)	(16)	12	(19)	(38)	14	33
Stock based compensation (c)	54	65	95	29	16	82
Mondelēz royalty income	(41)	—	—	—	—	—

Adjusted EBITDA	$3,525	$3,636	$3,593	$950	$989	$3,632

(a)	This includes costs related to reorganization activities including severance, asset disposals and other activities
(b)	In all periods, primarily comprised of bank fees and gains/losses on economic commodity hedges
(c)	Stock based compensation expense related to grants of stock options, restricted shares and restricted share units

Note: Other (income)/expense, net is comprised of gains (losses) from economic hedges (reclassified from Kraft’s historical Cost of Sales and Selling, General & Administrative Expense for purposes of conforming with Heinz’s presentation), and certain other gains (charges) (reclassified from Kraft’s historical Interest and Other Expense, Net for purposes of conforming with Heinz’s presentation).